Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 14, 2014, relating to our audits of the consolidated financial statements and internal control over financial reporting of United Financial Bancorp, Inc. (formerly Rockville Financial, Inc.) and subsidiaries, which reports appear in the Annual Report on Form 10-K of United Financial Bancorp, Inc. (formerly Rockville Financial, Inc.) for the year ended December 31, 2013.

/s/ Wolf & Company, P.C.

Boston, Massachusetts
May 1, 2014